EXHIBIT 99.1

Investor Relations for Hillenbrand
Contact: Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
E-mail: chris.gordon@hillenbrand.com

Hillenbrand Announces New $600 Million Credit Facility

BATESVILLE, Ind., July 30, 2012 – /PR Newswire/ – Hillenbrand (NYSE: HI) has successfully replaced its $400 million revolving credit facility, which was due to expire in early 2013, with a new $600 million multi-currency revolving facility. The new credit facility has a five-year term.

“This new credit facility provides us additional financial flexibility to support both our acquisition strategy and ongoing operations,” said Kenneth A. Camp, President and Chief Executive Officer of Hillenbrand. “The enhanced features allow us to more efficiently provide capital to our growing international operations in their local currencies,” he added.

Syndication of the new facility was arranged by JPMorgan Securities LLC and RBS Citizens, N.A., which acted as joint bookrunners and joint lead arrangers for the transaction. It is further supported by the company’s key banking partners, including: Fifth Third Bank; PNC Bank, N.A.; U.S. Bank, N.A.; Wells Fargo Bank, N.A.; HSBC Bank USA, N.A.; Regions Bank; The Northern Trust Company; and Branch Banking & Trust Company.

More information about the credit facility will be provided in Hillenbrand’s upcoming 10-Q filing and Third Quarter earnings teleconference and on the company’s website at www.Hillenbrand.com.

ABOUT HILLENBRAND

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

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